Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), by and between Global Cash Access Holdings, Inc., a Delaware corporation (together with its successors and assigns, “Holdings”), Global Cash Access, Inc., a Delaware corporation (together with its successors and assigns, the “Company”, and together with Holdings being collectively the “Companies”), and Ram Chary (“Executive”), is made as of January 27, 2014 (the “Effective Date”).

R E C I T A L S

A.            The Companies desire assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and are willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.            Executive desires to be in the employ of the Companies, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C.            The Companies and Executive (together, the “Parties”) wish to enter into an employment relationship with a written employment agreement intended to supersede all other written and oral representations regarding Executive’s employment with the Companies.

AGREEMENT

NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, the Parties agree as follows:

1.             Position, Duties, Responsibilities

1.1.         Position.   The Companies hereby employ Executive to render services to the Companies as President and Chief Executive Officer of each of the Companies, reporting solely and directly to the Board of Directors of Holdings (the “Holdings Board”) and the Board of Directors of the Company (the “Company Board”, and together with the Holdings Board, the “Boards”), as of the Effective Date.  The employment of Executive hereunder is contingent upon Executive successfully completing a drug screen.  The duties of these positions shall include all such duties and responsibilities customarily exercised by an individual serving in those positions at entities of the size and nature of Holdings and the Company, and such additional duties and responsibilities, consistent with the foregoing positions, as are reasonably assigned to Executive by the Boards.  Executive also agrees to serve in a similar capacity for the benefit of any of the Companies’ direct or indirect, wholly-owned or partially-owned subsidiaries.  Additionally, Executive shall serve in such other capacity or capacities, consistent with the foregoing positions, as the Boards may from time to time reasonably and lawfully prescribe.  However, Executive shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, his duties as President and

Chief Executive Officer of the Companies.  As soon as is reasonably practicable after the Effective Date, Holdings shall cause Executive to be appointed to the Holdings Board and the Company shall cause Executive to be appointed to the Company Board.  During his employment by the Companies, Executive shall, subject to Section 1.2, devote substantially all of his business time and efforts to the proper and efficient performance of his duties under this Agreement.

1.2.         Other Activities.  Except upon the prior written consent of the Holdings Board, Executive will not, while he is employed under this Agreement, (i) continue or commence any other full- or part-time employment or consultancy, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Companies.  Notwithstanding the foregoing, Executive shall be permitted to (i) manage his personal investments and affairs, and (ii) engage in occasional charitable or professional activities and community affairs outside the scope of his employment with the Company, so long as such activities do not, either individually or in the aggregate, (A) conflict with the actual or proposed business of the Companies or any of their subsidiaries or affiliates, or (B) interfere with the performance of his duties hereunder.  In addition, subject to the prior written consent of the Holdings Board (not to be unreasonably withheld or delayed) and subject to Executive’s fiduciary duties to the Companies, Executive shall be permitted to serve on the boards of business entities, trade associations and charitable organizations, provided that their activities are not competitive with the actual or proposed business of the Companies or any of their subsidiaries or affiliates and provided further that Executive’s service on such boards does not, either individually or in the aggregate, interfere with his performance of his duties hereunder.  Any such prior written consent may be subsequently revoked in the event that either of the Boards determines, in good faith, that Executive’s position on such a board has developed into a conflict of interest.

1.3.         Location.  Executive’s principal place of employment shall be at the Company’s corporate headquarters in Las Vegas, Nevada.  Executive intends to relocate the principal residence of himself, his spouse and his children to the Las Vegas metropolitan area as soon as practicable following the Effective Date.  In consideration of Executive’s relocation efforts, for the first six (6) months of Executive’s employment under this Agreement, the Company shall promptly pay (or reimburse Executive for) all reasonable out-of-pocket expenses that he incurs in the course of commuting from a residence outside of the Las Vegas metropolitan area, including weekly airfare, provide a furnished apartment in the Las Vegas metropolitan area, a rental car, and a meal allowance, and promptly pay (or reimburse Executive for) all expenses incurred in connection with the purchase of a residence in the Las Vegas metropolitan area.  In additional consideration of Executive’s relocation efforts, if they are incurred while Executive is employed under this Agreement, the Company shall promptly pay (or reimburse Executive for) (i) any reasonable out-of-pocket expenses that his spouse and children incur in the course of traveling to, or staying in, the Las Vegas metropolitan area, on up to twelve (12) trips, for the purpose of preparing for the relocating of Executive’s principal residence to the Las Vegas metropolitan area, and (ii) any documented expenses incurred in the course of selling his current principal residence (e.g., real estate brokerage commission).  Executive acknowledges that some or all amounts paid or reimbursed by the Company for the expenses contemplated in this Section 1.3 will (to the extent required under applicable IRS rules)

be treated and reported as taxable income to Executive and that Executive is responsible for the payment of all taxes attributable to such payments or reimbursements, and that the Company will not provide any gross-up for the payment of any such taxes associated with or attributable to such payments or reimbursements.

1.4.         Proprietary Information.  Executive recognizes that his employment with the Companies will involve contact with information of substantial value to the Companies, which is not generally known in the trade, and which gives the Companies an advantage over its competitors who do not know or use it.  As a condition precedent to Executive’s employment by the Companies, Executive agrees to execute and deliver to the Company, concurrent with his execution and delivery of this Agreement, a copy of the “Employee Proprietary Information and Inventions Agreement” attached hereto as Exhibit A.

1.5.         Regulatory Approval.  Due to the nature of the Companies’ business and Executive’s position with the Companies, Executive may also be required to complete applications required by various gaming regulatory, tribal, state or other international governments in whose jurisdiction the Companies and their affiliates conduct business, as well as other applications that may be required by such regulatory authorities with jurisdiction over the Companies and their affiliates. Such applications are generally in addition to normal credit, reference and background checks for employment that the Companies have already completed to their satisfaction. Such applications may require complete disclosure of personal and financial information, criminal convictions or arrests (expunged or not) and business associations.  As an ongoing condition of Executive’s employment, Executive must be able to satisfy the licensing process and obtain appropriate gaming and other regulatory licenses within a reasonable period of time, provided the Companies provide all reasonable and necessary assistance to Executive.

2.             Compensation of Executive

2.1.         Base Salary.  In consideration of the services to be rendered under this Agreement, while Executive is employed under this Agreement, Company shall pay Executive a base annual salary of at least seven hundred thousand dollars ($700,000) (“Base Salary”), less authorized deductions and required tax withholdings, payable in regular periodic payments in accordance with Company payroll policy (but no less frequently than monthly).  Base Salary shall be prorated for any partial month of employment on the basis of a 30-day fiscal month.  Base Salary shall not be decreased for any purpose (including, without limitation, for purposes of determining the amount of any benefits that may be due to him under Sections 2.2 or 4, below) without the prior written consent of Executive, and shall be reviewed at least annually for increase, in the discretion of the Company Board, commencing on January 1, 2015.

2.2.         Bonus.  For each calendar year that ends while Executive is employed under this Agreement, Executive shall receive an annual bonus in an amount of up to one hundred fifty percent (150%) of his then current Base Salary, with a target amount equal to one hundred percent (100%) of his then current Base Salary (the “Target Bonus”), the amount of such bonus to be determined by the Holdings Board based substantially on the degree to which quantitative metrics, to be established by the Board (after consultation with Executive) during the first quarter of the calendar year for which the bonus is to be paid, are satisfied.  Except as provided in this Agreement, Executive shall only be entitled to an annual bonus for a calendar year if he is employed on the last day of the calendar year.  Any annual bonus earned for a calendar year shall be paid in cash when annual bonus awards are paid to other senior executives of the Companies, but no later than March 15 of the following calendar year.  In addition, Executive’s annual bonus for the 2014 calendar year shall not be prorated or otherwise diminished based on his having commenced employment after the beginning of such year.

2.3.         Stock Option.  The Holdings Board shall grant to Executive, as of the Effective Date, non-qualified options to purchase 2,000,000 shares of Holdings’ common stock pursuant to its 2005 Stock Incentive Plan (the “Plan”) and Notice of Stock Option Award and Stock Option Award Agreement to be entered into by and between Executive and Holdings in substantially the form attached hereto as Exhibit B (the “Stock Option Agreement”).  The exercise price of such options shall be the fair market value of Holdings’ common stock on the Effective Date, as evidenced by the closing price of such stock on the New York Stock Exchange on such date.  Executive shall also be considered by the Holdings Board, no less frequently than annually, for additional equity-based and other long-term incentive awards, in its sole and absolute discretion.

2.4.         Benefits.  Executive shall be entitled to participate in the Company’s group medical, dental, life insurance, 401(k), deferred compensation or other benefit plans and programs on no less favorable terms and conditions than those applying to other members of the Company’s senior executive management, based upon the eligibility dates described in the benefit plan documents. Executive shall be provided such perquisites of employment, including paid time off, as are provided to other members of the Company’s senior executive management.  Executive shall be entitled to reimbursement of all reasonable expenses incurred by Executive in the performance of his duties hereunder, in accordance with the policies and procedures established by the Company from time to time, and as may be amended from time to time.  In addition, Executive shall be entitled to reimbursement of certain medical expenses under (i) the Company’s Exec-u-care coverage on no less favorable terms and conditions than those applying to other members of the Company’s senior executive management, or (ii) a reasonably similar health care service with costs to the Company that are similar to those that would be borne by the Company pursuant to the Exec-u-care coverage provided pursuant to the preceding clause (i).

2.5.         Attorney Fees.  In addition to the benefits described above, the Company shall pay (or promptly reimburse Executive for) any and all expenses (including, without limitation, attorneys’ fees and other charges of counsel) reasonably incurred by him in connection with the negotiation, documentation and implementation of these employment arrangements, in each case no later than fifteen (15) days after submission of appropriate supporting documentation.

3.             Employment At Will.

Any of the Parties may terminate Executive’s employment under this Agreement with the Companies at any time for any reason, including no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of the Companies relating to the employment, discipline, or termination of their employees.  This at-will employment relationship cannot be changed except in a writing executed on behalf of the Parties.  Executive’s last day of employment shall be the “Termination Date” under this Agreement.

4.             Termination of Employment

4.1.         Termination by Executive.  Executive may terminate his employment under this Agreement upon notice to the Companies.  In the event that Executive elects to terminate his employment other than with Good Reason (as defined below), the Company shall pay Executive all Base Salary due and owing, and all other accrued but unpaid benefits (e.g., accrued vacation, paid out at a daily rate equal to 1/365th of Executive’s Base Salary) through the Termination Date, and Executive shall also receive any other benefits then or thereafter due in accordance with the then-applicable terms of any applicable plan, program, agreement of the Companies or any of their affiliates to which Executive is subject and by which the Companies are bound (collectively, “Company Arrangements”); for the avoidance of doubt, no Company Arrangement shall be deemed to arise solely from any course of dealing, practice or custom followed by the Companies with respect to other employees.

4.2.         Termination by the Company for Cause.  In the event that either of the Companies terminates Executive’s employment under this Agreement for Cause, the Company shall pay Executive all Base Salary due and owing, and all other accrued but unpaid benefits (e.g., accrued vacation) through the Termination Date, and Executive shall receive any other benefits then or thereafter due under the then-applicable terms of any applicable Company Arrangement.

4.2.1.      Cause.  For purposes of this Agreement and any other Company Arrangement that does not define “cause” or a similar concept, grounds for a termination for “Cause” shall exist if, and only if, (i) Executive is convicted of, or pleads guilty or nolo contendere to, a felony; (ii) in carrying out his duties to the Companies, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct and that, in either case, results in material economic harm or significant risk of material economic harm to the Companies; (iii) either of the Boards determines in good faith that Executive is unfit for service as President and Chief Executive Officer of either of the Companies by reason of a denial of any license, permit or qualification required by any gaming regulator; being found unsuitable by any gaming regulator; failing to submit a required application for a license, permit or qualification to a gaming regulator; or failing to submit to a determination of suitability by any gaming regulator; (iv) Executive willfully breaches any material provision of this Agreement (including, without limitation, the restrictive covenants contained in Sections 6 and 7) or the Employee Proprietary Information and Inventions Agreement, and such breach results in significant harm or significant risk of significant harm to the Companies; or (v) Executive repeatedly refuses, or fails to undertake good faith efforts, to perform his duties and responsibilities as reasonably directed by either of the Boards.  However, no termination of Executive’s employment hereunder shall be effective as a termination for Cause unless the provisions of Section 4.2.2 shall have been complied with prior to the termination.

4.2.2.      Cause Procedures.  Before any termination for Cause, Executive shall be given written notice by the Holdings Board of its intention to terminate him for Cause, and such notice (the “Cause Notice”) shall (x) state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (y) to be given no later than 180 days after the Holdings Board first learns of such circumstances. The Holdings Board may suspend Executive’s employment hereunder, with continued pay, upon delivery of the Cause Notice, until the conclusion of the procedures set forth in this Section 4.2.2; Executive may be stripped of any or all powers or duties as an officer or employee of the Companies during such suspension, and such suspension shall not give rise to Good Reason.  If the grounds set forth in the Cause Notice are reasonably susceptible to cure without significant cost, damage, harm or liability to either of the Companies, Executive shall have 10 days after receiving such Cause Notice in which to cure such grounds to the reasonable satisfaction of the Holdings Board.  If he fails to timely cure such grounds, Executive shall then be entitled to a hearing before the Holdings Board.  Such hearing shall be held within 15 days of his receiving such Cause Notice, provided that Executive requests such hearing within 10 days after receiving such Cause Notice.  If, within ten days following such hearing (if timely requested), and otherwise within 20 days after such Cause Notice is given to the Executive, the Holdings Board gives written notice to Executive confirming that, in the judgment of at least two-thirds of the members of the Holdings Board, Cause for terminating his employment on the basis set forth in the original Cause Notice exists, Executive’s employment shall thereupon be terminated for Cause, subject to de novo review, at the Executive’s election, through arbitration in accordance with Section 8.  For purposes of this Agreement, a termination of employment by either of the Companies “without Cause” shall mean any termination of Executive’s employment by the Companies other than (x) for “Cause” as described in this Section 4.2 or (y) for “Incapacity” as described in Section 4.4.

4.3.         Termination without Cause or Termination by Executive with Good Reason.  In the event that either of the Companies terminates Executive’s employment under this Agreement without Cause or Executive terminates his employment under this Agreement with Good Reason, the Company shall pay Executive all Base Salary due and owing, and all other accrued but unpaid benefits (e.g., accrued vacation) through the Termination Date, and Executive shall receive any other benefits then or thereafter due under the then-applicable terms of any applicable Company Arrangement.  In addition, Executive shall be entitled to receive the severance payments and benefits set forth below in Sections 4.3.1 through 4.3.3; provided, however, that such severance and benefits are conditioned on Executive’s execution and non-revocation of a Mutual Release and Waiver of Claims, substantially in the form attached hereto as Exhibit C (the “Release”), no later than 45 days after the Termination Date:

4.3.1.      Severance.  The Company shall pay to Executive a cash lump-sum equal to two (2) times the sum of (a) his Base Salary and (b) his Target Bonus.  Such payment shall be subject to authorized deductions and required tax withholdings, and shall be paid within fifteen days after the “Release Effective Date” (as defined in Section 3 of the Release).

4.3.2.      Vesting of Stock Option.  The Time-Vesting Shares (as defined in the Stock Option Agreement) and the Price-Performance Shares (as defined in the Stock Option Agreement) shall become fully vested and non-forfeitable, and the Stock Option Agreement shall remain exercisable in full for the remainder of its term, as if Executive’s employment had continued indefinitely.

4.3.3.      Group Medical Coverage.  Following the Executive’s timely election, he and his eligible dependents shall be provided continued coverage for eighteen (18) months under the Companies’ group health insurance plans in effect on the Termination Date in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at no cost to Executive.

4.3.4.      Good Reason.  For the purposes of this Agreement and any other Company Arrangement that does not define “good reason,” “constructive termination” or a similar concept, a termination of employment shall be with “Good Reason” and shall be treated no less favorably, under any Company Arrangement, than a termination without Cause if, without Executive’s prior written consent, (i) there is a material diminution of Executive’s responsibilities with the Companies, or a material adverse change in Executive’s reporting responsibilities or titles; (ii) there is a material reduction in Executive’s Base Salary or Target Bonus; (iii) Executive’s principal work location is relocated outside of the Las Vegas, Nevada metropolitan area; or (iv) either of the Companies, or any of their affiliates, materially breaches a material obligation to Executive.  Executive agrees that he may be required to travel from time to time as required by the Companies’ business and that such travel shall not constitute grounds for Executive to terminate his employment with Good Reason.

4.3.5.      Good Reason Procedures.  No termination of employment by Executive shall constitute a termination with Good Reason unless Executive first provides written notice to the Companies of the existence of one or more of the conditions described in clauses (i) through (iv) of Section 4.3.4 within 180 days after Executive first learns of the initial existence of such condition or conditions (the “Good Reason Notice”), and such conditions are not fully cured within 30 days following delivery of such Good Reason Notice (the “Cure Period”). Executive must terminate employment, if at all, within 90 days following the expiration of the Cure Period in order for such termination to constitute a termination with Good Reason; if Executive does not terminate employment during such period, Executive shall be deemed to have consented to the existence of the condition or conditions set forth in the Good Reason Notice and Executive may not thereafter terminate his employment for Good Reason arising from any such condition or conditions set forth in such Good Reason Notice.

4.4.         Termination for Incapacity.  In the event that Executive suffers an Incapacity during his employment hereunder, either of the Companies may elect to terminate Executive’s employment pursuant to this Section 4.4.  In such event, the Company shall pay Executive all Base Salary due and owing, all other accrued but unpaid benefits (e.g., accrued vacation) through the Termination Date, and the benefits described in Section 4.3.3, and any other benefits then or thereafter due in accordance with the then-applicable terms of any applicable Company Arrangement.  In addition, the Time-Vesting Shares shall become fully vested and non-forfeitable, and the Stock Option Agreement shall remain exercisable with respect to the Time-Vesting Shares for the remainder of its term, as if Executive’s employment had continued indefinitely.  In addition, the Company shall also pay to Executive, subject to authorized deductions and required tax withholdings, a cash lump-sum equal to the product obtained by multiplying (A) an annual bonus for the calendar year of Executive’s termination, determined substantially on the degree to which performance metrics for such calendar year are achieved (without any exercise of negative discretion with respect to Executive) and as if Executive had remained employed until the date annual bonuses are paid, times (B) a fraction whose numerator equals the number of days in such calendar year through the Termination Date and whose denominator is 365, such payment to be made at the time annual bonuses are paid to other senior executives, but in no event later than March 15 of the following calendar year (the “Pro-Rata Bonus”).  In addition, the Company will provide Executive, through the earliest of (x) the month in which he dies, (y) the month in which he attains age 65, and (z) the first month following the Termination Date in which he is able to work in a senior executive capacity (with or without reasonable accommodation), and no less frequently than monthly, periodic disability payments at an annual rate equal to 60% of his Base Salary as of the Termination Date, in each case offset by the amount of periodic disability benefits provided (other than benefits attributable to his own contributions) under any disability insurance plan or program of the Companies or their affiliates. For the purposes of this Agreement, “Incapacity” shall mean that Executive, due to illness or mental or physical incapacity, has been unable to substantially perform the duties and responsibilities required to be performed by him on behalf of the Companies for a period of at least 180 days.

4.5.         Termination upon Death.  In the event that Executive dies during his employment hereunder, Executive’s employment shall be deemed to have terminated upon the date of death.  In such event, the Company shall pay Executive’s estate or beneficiary all Base Salary due and owing, all other accrued but unpaid benefits (e.g., accrued vacation) through the date of death, a Pro-Rata Bonus, and the benefits described in Section 4.3.3, and any other benefits then or thereafter due in accordance with the then-applicable terms of any Company Arrangement (including, without limitation, Executive’s estate’s or beneficiaries’ rights to payments or other benefits under any life insurance plan or policy in which Executive participates or with respect to which Executive has designated a beneficiary, if any).  In addition, the Time-Vesting Shares shall become fully vested and non-forfeitable, and the Stock Option Agreement shall remain exercisable with respect to the Time-Vesting Shares for the remainder of its term, as if Executive’s employment had continued indefinitely.

4.6.         Compliance with Section 409A of the Code.  This Agreement, and the Company Arrangements referred to in it, are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (or any regulations or rulings thereunder), and shall be construed and interpreted in accordance with such intent.  Notwithstanding anything to the contrary in this Agreement or elsewhere, the Companies, in the exercise of their sole discretion and without the consent of Executive, shall have the authority to delay the payment of any amounts or the provision of any benefits under this Agreement to the extent they reasonably deem necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) as amplified by any Internal Revenue Service or U.S. Treasury Department guidance as the Company deems appropriate or advisable.  Any such delayed amounts or benefits to which Executive would otherwise be entitled during the six (6) month period following the Termination Date will be paid on the earlier of (i) the first business day following the expiration of such six (6) month period, or (ii) the date of Executive’s death.  Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall be amended in the least restrictive manner necessary to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).  Each payment under this Agreement is hereby designated as a “separate payment” for purposes of Section 409A of the Code.

4.7.         No Mitigation; No Offset.  In the event of any termination of Executive’s employment, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of either of the Companies under this Agreement, and there shall be no offset against amounts or benefits due Executive under this Agreement or otherwise on account of any remuneration or other benefit earned or received by Executive after his termination of employment.

5.             Termination Obligations

5.1.         Return of Company’s Property.  Without in any way limiting Executive’s obligations and the Company’s rights under the Employee Proprietary Information and Inventions Agreement described in Section 1.4, Executive hereby acknowledges and agrees that all books, manuals, records, reports, notes, contracts, lists, spreadsheets and other documents or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to Company and shall be promptly returned to Company upon termination of Executive’s employment.  However, notwithstanding anything in this Agreement or elsewhere to the contrary, Executive will be permitted to retain, and utilize appropriately, his rolodex (and electronic equivalents) and copies of documents relating to his personal entitlements, obligations and tax liabilities.

5.2.         Cooperation in Pending Work.  Following any termination of Executive’s employment, Executive shall, at the reasonable request or either of the Companies, reasonably cooperate with the Companies in all matters relating to the winding up of pending work on behalf of the Companies and the orderly transfer of work to other employees of the Companies.  Executive shall also reasonably cooperate, at either of the Companies’ reasonable request, in the defense of any action brought by any third party against the Companies that relates in any way to Executive’s acts or omissions while employed by the Companies.  However, Executive shall in no event have any duties or responsibilities after the Termination Date that are inconsistent with his having a “separation from service” as of the Termination Date for purposes of Section 409A of the Code.  In consideration of Executive’s cooperation under this Section 5.2, the Company shall reimburse Executive for his out-of-pocket costs (including, without limitation, any attorney fees and other professional expenses) reasonably incurred to cooperate and the Company shall pay Executive an hourly consulting fee equal to the hourly rate that results from dividing (x) his Base Salary at the time of termination of his employment, by (y) 2,080.

5.3.         Resignation.  Upon the termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions as an employee, officer, director or manager then held with the Companies or any of their respective subsidiaries.

Executive agrees to execute and delivery such documents or instruments as are reasonably requested by the Companies or any such subsidiary to evidence such resignations.

5.4.         Survival.  For avoidance of doubt, the representations and warranties contained herein and Executive’s and the Companies’ obligations under Sections 3, 4, 5, 6, 7, 8, 10, 11, 12, 13, 14, 16, 17 and 18, and under the Employee Proprietary Information and Inventions Agreement and the Stock Option Agreement, shall survive any termination of Executive’s employment.

6.             Restrictions on Competition after Termination.

6.1.         Reasons for Restrictions.  Executive acknowledges that the nature of the Companies’ business is such that it would be extremely difficult for Executive to honor and comply with Executive’s obligation under the Employee Proprietary and Inventions Agreement described in Section 1.4 to keep secret and confidential the Companies’ trade secrets if Executive were to become employed by or substantially interested in the business of a competitor of the Companies soon following the termination of Executive’s employment with the Companies, and it would also be extremely difficult to determine in any reasonably available forum the extent to which Executive was or was not complying with Executive’s obligations under such circumstances.

6.2.         Duration of Restriction.  In consideration for the Companies’ undertakings and obligations under this Agreement, Executive agrees that, during the Noncompete Term, Executive will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes materially with any of the primary businesses of the Companies on the Termination Date in the United States, Canada, the United Kingdom or such other countries in which the Company conducts business at the time of such termination (“Restricted Territory”).  For purposes of this Agreement, the “Noncompete Term” shall be the period of two (2) years after the Termination Date; provided, however, that the Noncompete Term shall immediately expire in the event that either of the Companies, or any of their affiliates, shall have materially breached, on or after the Termination Date, any of their material obligations to Executive under this Agreement or under any other Company Arrangement, which breach shall have continued for 30 days after Executive has given written notice requesting cure.  The parties agree that ownership of no more than 1% of the outstanding voting stock of a publicly-traded corporation or other entity shall not constitute a violation of this provision.  The parties intend that the covenants contained in this section shall be construed as a series of separate covenants, one for each county, city, state and other political subdivision of the Restricted Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this section.  If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in this section, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court.  It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.

7.             Restrictions on Solicitation after Termination.

For a period of two (2) years following the Termination Date, Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an executive, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Companies, solicit or endeavor to entice away from the Company any person or entity who is, or, during the then most recent three-month period, was, employed by, or had served as an agent or key consultant of the Company; provided, however, that Executive shall not be prohibited from receiving and responding to unsolicited requests for employment or career advice from the Company’s employees.

8.             Arbitration.

8.1.         Agreement to Arbitrate Claims.  The Parties hereby agree that, to the fullest extent permitted by law, any and all claims or controversies relating in any manner to the employment or the termination of employment of Executive (each, a “Claim”) shall be resolved by final and binding arbitration.  Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules (and not National Rules for the Resolution of Employment Disputes) of the American Arbitration Association (the “AAA Rules”) and this Section 8.  Claims subject to arbitration shall include contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and the Americans with Disabilities Act.  However, claims for unemployment compensation, workers’ compensation, and claims under the National Labor Relations Act shall not be subject to arbitration.

8.2.         Arbitrator.  A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties to the arbitration; however, if Executive and the other parties to the arbitration are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules.  The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision.  The arbitrator shall apply the same substantive law, with the same statutes of limitations and the same remedies, that would apply if the Claims were brought in a court of law.  The arbitrator shall have the authority to consider and decide pre-hearing motions, including dispositive motions, and each party to the arbitration will be entitled to conduct discovery to the same extent that it would have been if the Claims had been brought in a court of law.  Pending resolution of any Claim, Executive shall continue to receive all payments and benefits due under this Agreement under any other Company Arrangement, except to the extent that an arbitrator selected under this Section 8.2 otherwise provides.  All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada.

8.3.         Enforcement Actions.  An action may be brought in court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, no Party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate.

8.4.         Exceptions.  Nothing in this Agreement or elsewhere shall preclude any person from filing an administrative charge before an agency that has jurisdiction over any Claim.  In addition, any Party may, at its option, seek injunctive relief in a court of competent jurisdiction for any claim or controversy arising out of or related to the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information.  By way of example, the Company may choose to use the court system to seek injunctive relief to prevent disclosure of its proprietary information or trade secrets; similarly, Executive may elect to use the court system to seek injunctive relief to protect Executive’s own inventions or trade secrets.

8.5.         Governing Law.  The agreement to arbitrate under this Section 8 shall be governed by the Uniform Arbitration Act of 2000 (Nevada Revised Statutes 38.206 et seq).  In ruling on procedural and substantive issues raised in the arbitration itself, the Arbitrator shall in all cases apply the substantive law of the State of Nevada.

8.6.         Expenses.  The costs and fees of any arbitrator selected under Section 8.2 shall be borne equally by Executive and the Company.  Each Party shall bear its own costs and expenses (including without limitation attorneys’ fees and other professional fees and charges) incurred by him or it in connection with any Claim; provided, however, that (a) to the extent that it is determined through arbitration that the Executive’s position in respect of a Claim was frivolous or without any merit, Executive shall promptly reimburse the Company for all costs and expenses incurred by the Company in respect of such Claim, and (b) to the extent that it is determined through arbitration that Executive substantially prevailed against the Company in respect of a Claim, the Company shall promptly reimburse Executive for all costs and expenses incurred by Executive in respect of such Claim.

8.7.         Survival.  For avoidance of doubt, the Parties’ obligations under this Section 8 shall survive any termination of Executive’s employment under this Agreement.

8.8.         Acknowledgements.  THE PARTIES UNDERSTAND AND AGREE THAT THIS SECTION 8 CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS SECTION 8.  THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.  THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS SECTION 8 WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

9.             Duration

The terms of this Agreement are intended by the Parties to govern Executive’s employment under this Agreement, as well as the rights of the Parties following any termination of employment.

10.          Entire Agreement

The terms of this Agreement (including its Exhibits and an indemnification agreement) are (i) intended by the Parties to be the final and exclusive expression of their agreement with respect to the employment of Executive by the Companies and (ii) may not be contradicted by evidence of any prior or contemporaneous statements or agreements. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever concerning such terms may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.  To the extent any provision in this Agreement is inconsistent with any provision of the Exhibits or any other Company Arrangement, the provisions of this Agreement shall, to the extent more favorable to Executive, control.

11.          Amendments, Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing that (in the case of modifications and any amendments) expressly identifies the provision(s) being modified or amended, and that is signed by Executive and by a duly authorized representative of each of the Companies (other than Executive).  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.  To be effective, any waiver must be set forth in a writing signed by the waiving Party and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

12.          Assignment; Successors and Assigns

Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit under this Agreement following Executive’s death by giving written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiaries, estate, executor(s), or other legal representative(s).  Except as provided herein, Executive agrees that Executive may not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors.  Any purported assignment, transfer, or delegation in violation of this Agreement shall be null and void.  Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets.  However, no rights or obligations of either of the Companies under this Agreement may be assigned or transferred by either of the Companies (each a “Transferor”) except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the

Transferor is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Transferor, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Transferor and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Transferor as set forth in this Agreement.  In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Transferor shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Transferor under this Agreement.

13.          Severability; Enforcement

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court or arbitrator of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.  Such court or arbitrator shall have the authority to modify or replace the invalid or unenforceable term or provision with one which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

14.          Governing Law

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of Nevada.

15.          Acknowledgment

The Parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

16.          Notices

All notices or demands of any kind required or permitted to be given by the Companies or Executive under this Agreement or any of the documents attached hereto as Exhibits shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company or Holdings:	Global Cash Access, Inc. Attn: Chairman of the Board of Directors 7250 S. Tenaya Way, Suite 100 Las Vegas, NV 89113

If to Executive:	To him at his principal residence as reflected in the records of the Company with a copy (while he is employed hereunder) to him at his principal office at the Company

and a copy to	Morrison Cohen LLP 909 Third Avenue New York, NY 10022 Attn: Robert M. Sedgwick, Esq.

Any such written notice shall be deemed received when personally delivered or five (5) days after its deposit in the United States mail as specified above.  Any Party may change its address for notices by giving notice to the other Party in the name specified in this section.

17.          Representations and Warranties.

17.1.       Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

17.2.       Each of the Companies represents and warrants that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document (x) to which it is a party or (y) by which it is bound, and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

18.          Joint and Several Obligations

All obligations of the Companies under this Agreement shall be joint and several.  Each of the Companies unconditionally guarantees prompt performance by the other of all of its obligations to Executive, whether under this Agreement or otherwise.

19.          Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.  Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

GLOBAL CASH ACCESS HOLDINGS, INC.

By:	/s/ Miles Kilburn
Miles Kilburn
Chairman of the Board of Directors

GLOBAL CASH ACCESS, INC.		EXECUTIVE

By:	/s/ Miles Kilburn	/s/ Ram Chary
	Miles Kilburn	Ram Chary
Chairman of the Board of Directors

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment by Global Cash Access, Inc., a Delaware corporation (the “Company”), I hereby agree to certain restrictions placed by the Company on my use and development of information and technology of the Company, as more fully set out below.

1.                                      Proprietary Information.

(a)                                 Confidential Restrictions. I understand that, in the course of my work as an employee of the Company, I may have access to Proprietary Information (as defined below) concerning the Company. I acknowledge that the Company has developed, compiled, and otherwise obtained, often at great expense, this information, which has great value to the Company’s business. I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information and will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information (or remove from the premises any other properly of the Company) except: (i) during my employment to the extent necessary to carry out my responsibilities as an employee of the Company; (ii) after termination of my employment, as specifically authorized in writing by a duly authorized officer of the Company, or (iii) as described below. I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by a duly authorized officer of the Company.

(b)                                 Proprietary Information Defined. I understand that the term “Proprietary Information” in this Agreement means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of the Company or to the Company’s affiliates, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) the information is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company. I further understand that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information: (A) schematics, techniques, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, electronic codes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, prospective customers, customer contracts (including without limitation the terms and conditions of such customer contracts) and bids; (C) plans for business, marketing, future development and new product concepts; (D) customer lists, and distributor and representative lists; (E) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to me by the Company (or any affiliate of it), as well as written or verbal instructions or comments; (F) any

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information or material not described in (A)-(E) above which relate to the Company’s inventions, technological developments, “know how”, purchasing, accounts, merchandising, or licensing; (G) employee personnel files and information about employee compensation and benefits; and (H) any information of the type described in (A)-(G) above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.

(c)                                  Information Use. I agree that I will maintain at my work area or in other places under my control only such Proprietary Information that I have a current “need to know,” and that I will return to the appropriate person or location or otherwise properly dispose of Proprietary Information once my need to know no longer exists. I agree that I will not make copies of information unless I have a legitimate need for such copies in connection with my work.

(d)                                 Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of a duly authorized officer of the Company.

(e)                                  Exceptions.  Notwithstanding any other provision in this Agreement or elsewhere, I am permitted to disclose Proprietary Information, and any other confidential or proprietary information, (i) to the extent necessary to comply with any law, subpoena, governmental order or request or direction from a regulatory or self-regulatory organization with apparent jurisdiction, (ii) in any arbitration or proceeding to defend or enforce my rights, (iii) in confidence to an attorney or financial advisor for the purpose of obtaining professional advice, or (iv) in confidence to a prospective employer, to the extent necessary to apprise the prospective employer of my post-employment restrictions.

2.                                      Inventions.

(a)                                 Defined: Statutory Notice. I understand that during the term of my employment, there are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as “Invention Ideas.” The term “Invention Ideas” means all ideas, processes, inventions, technology, programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, trademarks, and service marks, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by me alone or with others during the period of my employment with the Company, except for (1) Invention Ideas excluded in Schedule A, (2) Invention Ideas that I develop entirely on my own time without the Company’s equipment, supplies, facilities or trade secret information

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except for those Invention Ideas that either relate at the time of conception or reduction to practice of the Invention Idea to the Company’s business or actual or demonstrably anticipated research or development or result from any work performed by me for the Company, and (3) to the extent that any law applicable to my employment lawfully prohibits the assignment.

(b)                                 Disclosure. I agree to maintain adequate and current written records on the development of all Invention Ideas and to make available to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, invention, technology, program, original work of authorship, design, formula, discovery, patent, copyright, trademark, or service mark, that I do not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my period of employment, shall be promptly disclosed to the Company upon request (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact it is an Invention Idea subject to this Agreement.

(c)                                  Assignment. I agree to assign and hereby do assign to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not copyrightable or patentable.

(d)                                 Assist with Registration. In the event any Invention Idea shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, I will execute all documents and do all other things (including testifying, at the Company’s expense) necessary or proper to reasonably assist such registrations thereon and to vest the Company with full title thereto. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in- fact, to act for and on my behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by me.

(e)                                  License for Other Inventions. If, in the course of my employment with the Company, I incorporate into Company property an invention owned by me or in which I have an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, world-wide license to make, modify, use and sell any invention as part of and in connection with the Company property.

(f)                                   Exclusions. Except as disclosed in Schedule A attached hereto and incorporated herein, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement. To the best of my

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knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or improvements thereon, that is now in existence between me and any other person or entity.

(g)                                  Disclosure. Upon request, I agree to disclose promptly to the Company all “Invention Ideas” and relevant records as defined in paragraph 2(a), above, that are in my possession.

3.                                      Former or Conflicting Agreements. During my employment with the Company, I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. I represent and warrant that I have returned all property and confidential information belonging to all prior employers, individuals and entities who have provided such property and confidential information to me, if any, as required by such prior employers, individuals and entities. I further represent and warrant that my performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

4.                                      Government Contracts. I understand that the Company has or may enter into contracts with the government under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are reasonably necessary to enable the Company to meet its obligations under any such government contracts.

5.                                      Termination. I hereby acknowledge and agree that all property, including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials or copies thereof, all equipment furnished to or prepared by me in the course of or incident to my employment, and all Proprietary Information belonging to the Company and will be promptly returned to the Company upon termination of my employment with the Company. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention Idea. I understand that my obligations contained in this Agreement will survive the termination of my employment and I will continue to make all disclosures required of me by paragraph 2(b). In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule B hereto and incorporated herein. I ACKNOWLEDGE THAT THE COMPANY IS AN “AT-WILL” EMPLOYER AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO IMPLY THAT THE TERM OF MY EMPLOYMENT IS OF ANY DEFINITE DURATION. NO ONE OTHER THAN AN AUTHORIZED OFFICER OF THE COMPANY HAS THE AUTHORITY TO ALTER THIS ARRANGEMENT, TO ENTER INTO AN AGREEMENT FOR EMPLOYMENT FOR A SPECIFIED PERIOD OF TIME, OR TO MAKE ANY AGREEMENT CONTRARY TO THIS POLICY, AND ANY SUCH

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AGREEMENT MUST BE IN WRITING AND MUST BE SIGNED BY AN AUTHORIZED OFFICER OF THE COMPANY AND BY THE AFFECTED EMPLOYEE.

6.                                      Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act or other federal or state law and that I could face possible criminal and civil actions, resulting in imprisonment and substantial monetary liability, if I misappropriate the Company’s trade secrets. In addition, I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate. Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate. This right shall be in addition to any other remedy available to the Company in law or equity.

7.                                      Miscellaneous Provisions.

(a)                                 Assignment. I agree that the Company may assign any of its rights under this Agreement to another person or entity that is a successor to all or substantially all of the business and assets of the Company.

(b)                                 Governing Law; Severability. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any conflicts or choice of law provisions that would result in the application of the laws of any jurisdiction other than the internal laws of the State of Nevada. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

(c)                                  Entire Agreement. The terms of this Agreement and my employment agreement are the final expression of the parties’ agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

(d)                                 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by me and by a duly authorized representative of the Company. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

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(e)                                  Successors and Assigns. This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company’s successors and permissible assigns.

(f)                                   Application of this Agreement. I hereby agree that my obligations set forth in Sections 1 and 2 hereof and the definitions of Proprietary Information and Invention Ideas contained therein shall be equally applicable to Proprietary Information and Invention Ideas relating to any work performed by me for the Company prior to the execution of this Agreement.

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ACKNOWLEDGEMENT & AGREEMENT

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY NOTED ON SCHEDULE A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date: January 27, 2014	/s/ Ram Chary
Ram Chary

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SCHEDULE A

EMPLOYEE’S DISCLOSURE

OF PRIOR INVENTIONS

1. Prior Inventions. Except as set forth below, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or any claims, rights, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement:       none

Date: January 27, 2014	/s/ Ram Chary
Ram Chary

SCHEDULE B

TERMINATION CERTIFICATE CONCERNING

GLOBAL CASH ACCESS, INC.

PROPRIETARY INFORMATION AND INVENTIONS

This is to certify that I have returned all property of Global Cash Access, Inc., a Delaware corporation (the “Company”), including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, that were in my possession, and that I did not make or distribute any copies of the foregoing, except as permitted under my employment agreement or the Employee Proprietary Information and Invention Agreement.

I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement (the “Agreement”) signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any idea, process, invention, technology, writing, program, design, formula, discovery, patent, copyright, or trademark, or any improvement, rights, or claims related to the foregoing, conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my rights or responsibilities or the Company’s rights under the Agreement.

Date:
Ram Chary

EXHIBIT B

STOCK OPTION AGREEMENT

EXHIBIT C

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Agreement”) is being made and entered into by and between Global Cash Access Holdings, Inc. and Global Cash Access, Inc. (together with their successors and assigns, the “Companies”) and Ram Chary (the “Executive” and, together with the Companies, the “Parties”), in connection with the Employment Agreement between the Parties effective January 27, 2014, as from time to time amended in accordance with its terms (the “Employment Agreement”).

1.                                      Release

1.1                               Executive, on behalf of himself and his heirs, assigns, agents and representatives (collectively, “Executive Released Parties”) unconditionally, irrevocably and absolutely releases and discharges the Companies, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Companies, past and present, as well as the Companies’ employees, officers, directors, shareholders, agents, successors and assigns (collectively, “Company Released Parties”), from: all losses, liabilities claims, charges, demands, causes of action, obligations, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, known or unknown, suspected or unsuspected, between them to date that arise out of, or relate in any way to, the Employment Agreement, Executive’s employment with either of the Companies, or the termination of Executive’s employment with either of the Companies. This release is intended to have the broadest possible application to any claim released in preceding sentence and includes, but is not limited to, tort, contract, common law, constitutional or other statutory claims, including, but not limited to, alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), any claims for reprisal or retaliation under federal or state law, and any claims for attorneys’ fees, costs and expenses, in each case to the extent set forth in the preceding sentence. Notwithstanding anything herein or elsewhere to the contrary, this release shall not apply to any entitlement that Executive may have to enjoy the benefits described in Section 4.3 of the Employment Agreement.

1.2                               To the extent that Executive’s release in Section 1.1 is not enforceable against any other Executive Released Party, Executive shall indemnify and hold the Company Released Parties harmless from any liability, costs or obligations with respect to claims by such Executive Released Party that are released by Executive (including, without limitation, any attorney fees or other charges incurred in defending such claims).

1.3                               The Parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

1.4                               The Parties declare and represent that they intend this Agreement to be complete and not be subject to any claim of mistake, and that the releases herein express final, full and complete releases to the extent set forth in Section 1.1, and regardless of the adequacy or inadequacy of the consideration, the Parties intend the releases in Section 1.1 to be final and complete. The Parties execute this Agreement with the full knowledge that the releases cover (to the extent set forth in Section 1.1) all possible claims to date, to the fullest extent permitted by law, except as otherwise provided in this Agreement.

1.5                               To the extent set forth in Section 1.1, the Executive Released Parties expressly waive any right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by an Executive Released Party, or on an Executive Released Party’s behalf, related in any way to the matters released herein.

1.6                               The releases and other provisions contained in this section 1 (the “Release”) and the terms of section 2 below shall become effective immediately upon execution of this Agreement by Executive; provided, however, that notwithstanding anything in this Agreement or elsewhere to the contrary, to the extent the Release and the terms of section 2 relate to age discrimination under the ADEA, they shall not be effective until the Release Effective Date, as described in Section 3 below.

2.                                      California Civil Code Section 1542 Waiver. The Executive Released Parties expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

3.                                      To the extent provided in Section 1.6 above, this Agreement shall not become effective or enforceable until the eighth day after Executive signs this Agreement, provided his acceptance has not been revoked by such day. In other words, Executive may revoke his acceptance of all provisions of this Agreement, except for those rights and obligations that become effective upon execution of this Agreement as provided in Section 1.6 above, within seven (7) days after the date he signs it. Executive’s revocation must be in writing and delivered to the Company by 5:00 p.m. P.S.T. on the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this entire Agreement shall become binding and enforceable on the eighth day (the “Release Effective Date”). The severance payments and benefits described in the Employment Agreement shall become due and payable on the Release Effective Date.

Date:	January 27, 2014	/s/ Ram Chary
Ram Chary